CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Funds Series Trust of our report dated May 21, 2020, relating to the financial statements and financial highlights, which appear in the Annual Report on Form N-CSR of Columbia Short Term Bond Fund for the year ended March 31, 2020. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota

July 27, 2020